Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made as of October 14, 2014 (“Effective Date”), by and between Conn’s, Inc., a Delaware corporation with its principle offices at 4055 Technology Forest Blvd., The Woodlands, Texas 77381 (“Conn’s”), and Mark Haley, an individual (the “Executive”).

WHEREAS, Executive is currently employed by Conn’s as its Vice President and Chief Accounting Officer;

WHEREAS, Conn’s desires to provide the Executive certain benefits in the event of a termination of Executive’s employment in connection with a Change of Control (defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will commence on the Effective Date and will continue in effect for one (1) year (the “Term”). Notwithstanding the foregoing, if a Change of Control occurs during the Term, this Agreement shall remain in full force and effect for one (1) year from the date of the Change of Control.

2. At-Will Employment. Conn’s and Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Termination in Connection with a Change of Control. If during the two (2) year period that begins on the date that is one (1) year prior to a Change of Control and ends on that date which is one (1) year following a Change of Control, Conn’s (or its successor) terminates Executive’s employment other than for Cause or as a result of Executive’s death or Disability, or Executive voluntarily terminates his employment for Good Reason, Conn’s will pay the following amounts and provide the following benefits:

(a) A lump-sum cash payment in an amount equal to one (1) times the Executive’s Base Salary, payable not later than ten (10) days following (A) Executive’s termination (if Executive’s employment terminates on or after the date of the Change of Control), or (B) the date of the Change of Control (if Executive’s employment terminates during the one-year period prior to the date of the Change of Control).

(b) During the eighteen (18) month period following such termination (the “Change of Control Severance Period”), Executive shall receive continued coverage under the Conn’s medical, dental, life, disability, and other employee welfare benefit plans in which senior executives of Conn’s are eligible to participate, to the extent Executive is eligible under the terms of such plans immediately prior to Executive’s termination. For purposes of clarity, during the term of this Agreement Conn’s shall provide Executive coverage under a major medical plan. Conn’s obligation to provide the foregoing benefits shall terminate upon Executive’s becoming eligible for comparable employee welfare benefits under a plan or arrangement provided by a new employer. Executive agrees to promptly notify Conn’s of any such employment and the material terms of any employee welfare benefits offered to Executive in connection with such employment.

(c) All awards held by Executive under the Conn’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Conn’s 2011 Omnibus Incentive Plan shall immediately vest and, if applicable, continue to be exercisable during the Change of Control Severance Period as if Executive had remained an employee of Conn’s.

4. Attorneys’ Fees, Costs and Expenses. Conn’s will reimburse Executive for the reasonable attorney fees, costs and expenses incurred by the Executive in connection with any claim made or action brought by Executive to enforce his rights hereunder, provided such action is not decided in favor of Conn’s.

5. Limitation on Payments. (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by Conn’s to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then the Total Payments will be reduced, in the order specified in Section 5(b), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments will be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(c) Subject to the provisions of Section 5(d) hereof, all determinations required to be made under this Section 5, including whether and when Total Payments should be reduced, the amount of such Total Payments, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, will be made by a nationally recognized certified public accounting firm as may be designated by Conn’s, subject to Executive’s approval which will not be unreasonably withheld (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by Conn’s. Any determination by the Accounting Firm will be binding upon Conn’s and the Executive.

(d) As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the cash severance payment made by Conn’s will have been less than Conn’s should have paid pursuant to Section 5 hereof (the amount of any such deficiency, the “Underpayment”), or more than Conn’s should have paid pursuant to Section 5 hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, Conn’s will pay the Executive the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment will not be paid later than the end of the calendar year following the calendar year in which the Executive remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment will be paid to Conn’s by the Executive not later than five business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).

6. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to a person, any other person controlling, controlled by or under common control with the first person.

(b) “Base Salary” shall mean Executive’s annual base salary and effective as of the date immediately prior to the Executive’s termination of employment.

(c) “Board” shall mean the Board of Directors of Conn’s.

(d) “Cause” shall mean (i) behavior of Executive which is adverse to Conn’s interests, (ii) Executive’s dishonesty, criminal charge or conviction, grossly negligent misconduct, willful misconduct, acts of bad faith, neglect of duty or (iii) material breach of this Agreement.

(e) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company’s then outstanding voting securities.

(ii) A change in the composition of the Board occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of Conn’s as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Conn’s);

(iii) The consummation of a merger or consolidation of Conn’s with any other entity or corporation, other than a merger or consolidation that would result in the voting securities of Conn’s outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Conn’s or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation; or

(iv) The sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of Conn’s (in one transaction or in a series of related transactions).

(f) “Confidential Information” shall mean information: (i) disclosed to or known by the Executive as a consequence of or through his employment with Conn’s, (ii) not generally known outside Conn’s and (iii) which relates to any aspect of Conn’s or its business, research, or development. “Confidential Information” includes, but is not limited to Conn’s trade secrets, proprietary information, business plans, marketing plans, methodologies, computer code and programs, formulas, processes, compilations of information, results of research, proposals, reports, records, financial information, compensation and benefit information, cost and pricing information, customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to Conn’s by a third party under restrictions against disclosure or use by Conn’s or others; provided, however, that the term “Confidential Information” does not include information that (a) at the time it was received by Executive was generally available to the public, (b) prior to its use by Executive, becomes generally available to the public through no act or failure of Executive, (c) is received by Executive from a person or entity other than Conn’s or an Affiliate of Conn’s who is not under an obligation of confidence with respect to such information or (d) was generally known by Executive by virtue of his experience and know-how gained prior to employment with Conn’s.

(g) “Control” and correlative terms shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

(h) “Copyright Works” shall mean materials for which copyright protection may be obtained including, but not limited to literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

(i) “Disability” shall mean Executive’s permanent disability (A) as determined in accordance with the disability insurance that Conn’s may then have in effect, if any, or (B) if no such insurance is in effect, shall mean that Executive is subject to a medical determination that he or she, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his or her then regular duties, and that such disability is determined or reasonably expected to last at least twelve (12) months, based on then-available medical information.

(j) “Good Reason” shall mean, (A) without Executive’s express written consent, the material diminution of the Executive’s title, duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities, (B) without Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction, (C) a material reduction of Executive’s Base Salary or annual bonus opportunity, each as in effect as of the Effective Date, (D) a material reduction in the kind or level of employee benefits, including additional bonus opportunities, to which the Executive was entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced, (F) the failure of Conn’s to obtain the assumption of this Agreement by any successors contemplated in Section 9 below, or (G) the transfer of Executive’s principal place of employment to a location that is more than one-hundred (100) miles from Executive’s principal place of employment immediately prior to the Change of Control, or (H) any act or set of facts or circumstances that would, under case law or statute, constitute a constructive termination of Executive, provided, in each case, that Executive terminates employment within sixty (60) days of the occurrence of such circumstances.

(k) “Person” shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(l) “Work Product” shall mean all methods, analyses, reports, plans, computer files and all similar or related information which (i) relate to Conn’s or any of its Affiliates and (ii) are conceived, developed or made by Executive in the course of his employment by Conn’s.

7. Non-Disclosure. Executive and Conn’s acknowledge and agree that during and solely as a result of his employment by Conn’s, Conn’s has provided and will continue to provide Confidential Information and special training to Executive in order to allow Executive to fulfill his obligations as an executive of a publicly-held company and under this Agreement. In consideration of the special and unique opportunities afforded to Executive by Conn’s as a result of Executive’s employment, as outlined in the previous sentence, Executive hereby agrees as follows:

(a) Executive acknowledges that Conn’s has taken reasonable steps to maintain the confidentiality of its Confidential Information and the ownership of its Work Product and Copyright Works, which is extremely valuable to Conn’s and provides Conn’s with a competitive advantage in its market. Executive further acknowledges that Conn’s would suffer irreparable harm if Executive were to use or enable others to use such knowledge, information, and business acumen in competition with Conn’s. Executive acknowledges the necessity of the restrictive covenants set forth herein to: protect Conn’s legitimate interests in Conn’s Confidential Information; protect Conn’s customer relations and the goodwill with customers and suppliers that Conn’s has established at its substantial investment; and protect Conn’s as a result of providing Executive with specialized knowledge, training, and insight regarding Conn’s operations as a publicly-held company. Executive further agrees and acknowledges that these restrictive covenants are reasonably limited as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information and other legitimate business interests of Conn’s. Executive agrees that any breach of this Section 7 cannot be remedied solely by money damages, and that in addition to any other remedies Conn’s may have, Conn’s is entitled to obtain injunctive relief against Executive without the requirement of posting bond or other security. Nothing herein, however, shall be construed as limiting Conn’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

(b) Executive acknowledges that all writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, Work Product, and/or Copyright Works of Conn’s, any Affiliate of Conn’s, or any third party with which Conn’s has a confidential relationship, is the property of Conn’s or such Affiliate. All property belonging to Conn’s in Executive’s custody or possession that has been obtained or prepared in the course of Executive’s employment with Conn’s shall be the exclusive property of Conn’s, shall not be copied and/or removed from the premises of Conn’s, except in pursuit of the business of Conn’s, and shall be delivered to Conn’s, along with all copies or reproductions of same, upon notification of the termination of Executive’s employment or at any other time requested by Conn’s. Conn’s shall have the right to retain, access, and inspect all property of any kind in Executive’s office, work area, and on the premises of Conn’s upon termination of Executive’s employment and at any time during Executive’s employment, to ensure compliance with the terms of this Agreement.

The terms of this Section 7 are continuing in nature and shall survive the termination or expiration of this Agreement.

8. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile or electronic delivery, given by hand delivery to the other party, sent by overnight courier or sent by registered or certified mail, return receipt requested, postage prepaid, to:

If to Executive:	Mark Haley
4055 Technology Forest Blvd
The Woodlands, Texas 77381
Fax: 877-303-2445

If to Company:	Conn’s, Inc.
4055 Technology Forest Blvd
The Woodlands, Texas 77381
Attn: General Counsel
Fax: 877-303-2445

9 Assignment. Conn’s shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to a controlling interest in the business, assets or equity of Conn’s (or, if applicable, a material division of Conn’s, including the Retail or Credit division) to assume and agree to perform this Agreement in the same manner and to the same extent that Conn’s would be required to perform if no such succession had taken place. This Agreement is a personal employment contract and the rights, obligations and interests of Executive under this Agreement may not be sold, assigned, transferred, pledged or hypothecated by Executive.

10. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives and legal representatives.

11. Arbitration. Except for any controversy or claim relating to Section 7 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach of any provision of this Agreement, including the arbitrability of any controversy or claim, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes and the Optional Rules for Emergency Measures of Protection of the AAA, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law, shall be available from the arbitrator to the parties to this Agreement pending arbitration. Arbitration of disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with Conn’s. Civil discovery shall be permitted for the production of documents and taking of depositions. The arbitrator(s) shall be guided by the Texas Rules of Civil Procedure in allowing discovery and all issues regarding compliance with discovery requests shall be decided by the arbitrator(s). The Federal Arbitration Act shall govern this Section 11. This Agreement shall in all other respects be governed and interpreted by the laws of the State of Texas, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The arbitration shall be conducted in the city of Conn’s corporate offices by one neutral arbitrator chosen by AAA according to its National Rules for the Resolution of Employment Disputes if the amount of the claim is one million dollars ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million dollars ($1,000,000.00). Neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties unless compelled to do so either by judicial process or in order to enforce an arbitration award rendered pursuant to this Section 11. All fees and expenses of the arbitration shall be borne by the parties equally.

12. Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach of this Agreement, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

13. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

14. Entire Agreement; Amendment. This Agreement shall constitute the entire agreement between the parties with respect to compensation and benefits payable to Executive upon his termination of employment with Conn’s. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and Conn’s, whether oral or written, regarding the subject matter of this Agreement, except that this Agreement shall modify and supersede any equity award agreement between Executive and Conn’s under the Conn’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Conn’s 2011 Omnibus Incentive Plan as expressly set forth herein. The terms of this Agreement shall prevail to the extent of any conflict between the terms of this Agreement and any equity award agreement between Executive and Conn’s under the Conn’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Conn’s 2011 Omnibus Incentive Plan. This Agreement may not be amended or modified other than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives.

15. Understand Agreement. Executive represents and warrants that he has (i) read and understood each and every provision of this Agreement, (ii) been given the opportunity to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement and (iii) freely and voluntarily entered into this Agreement.

16. Section 409A of the Code. Conn’s intends that all amounts payable under this agreement be exempt from Section 409A of the Code as “short-term deferrals” within the meaning of Treasury Regulation §1.409A-1(b)(4) and/or as payments under a “separation pay plan” within the meaning of Treasury Regulation § 1.409A-1(b)(9). This Agreement will be construed and administered accordingly.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and is performable in the city of Conn’s corporate offices.

18. Titles; Pronouns and Plurals. The titles to the sections of this Agreement are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provision hereof. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Mark Haley
Mark Haley

CONN’S, INC.

By:	/s/ Brian E. Taylor
Name:	Brian E. Taylor
Title:	Vice President, Chief Financial Officer and Treasurer